Exhibit 10.39

Execution Version

EMPLOYMENT AGREEMENT

The Employment Agreement (the “Agreement”) is made and entered into as of April 18, 2012 (the “Effective Date”) by and between Galena Biopharma, Inc., a Delaware corporation (the “Company”, or “Employer”), and Rosemary Mazanet, M.D., Ph.D., an individual and resident of the State of Conneticut (“Employee”).

WHEREAS, Employer and Employee desire to enter into an employment agreement under which Employee shall serve on a full-time basis as the Company’s Executive Vice President and Chief Medical Officer on the terms set forth in the Agreement, with the term of the Agreement to commence on the Effective Date.

NOW, THEREFORE, upon the above premises, and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows.

1. Engagement. Effective as of the Effective Date, Employer shall employ Employee, and Employee shall serve, as the Company’s Executive Vice President and Chief Medical Officer. Employee understands that her duties as Executive Vice President and Chief Medical Officer may change from time to time during the Term (as herewith defined) in the discretion of Employer’s Board of Directors (hereinafter the “Board”), but such duties shall in all events be at least consistent with the duties customarily assigned to the Executive Vice President and Chief Medical Officer of a company substantially comparable as of the Effective Date to Employer. As a condition to the Employee’s employment by the Employer, Employee and Employer shall execute the Employee Confidentiality, Non-Competition, and Proprietary Information Agreement, attached hereto as Exhibit 1 (the “Confidentiality Agreement”).

2. Duties. Employee shall perform all duties assigned to her in accordance with the terms of their Agreement by the Board faithfully, diligently and to the best of her ability. Such duties include, without limitation, the overseeing and implementation of the business plan adopted by the Board (as may be revised from time to time by the Board). Employee shall perform the services contemplated under the Agreement in accordance with the policies established by and under the direction of the Board. Employee shall have such corporate power and authority as shall reasonably be required to enable him to discharge her duties under the Agreement. Employee’s services hereunder shall be rendered at Employee’s home office in Cos Cob, CT (or such other location consistent with Employee’s residence), except for travel when and as required in the performance of Employee’s duties hereunder.

3. Time and Efforts. Employee shall devote all of her business time, efforts, attention and energies to Employer’s business and the discharge of her duties hereunder. Notwithstanding the foregoing, except as otherwise agreed to in writing, Employee shall have the right to perform such incidental services as are necessary in connection with (a) her private passive investments, (b) her charitable or community activities, (c) her participation in trade or professional organizations and (d) and, her service on the board of directors (or comparable body) of one third-party corporate entity that does not compete with the Company Business (as defined in the Confidentiality Agreement).

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4. Term. Employee’s employment shall commence on the Effective Date and shall terminate on April     , 2014 (the “Term”), unless sooner terminated in accordance with Section 6. Neither Employer nor Employee shall have any obligation to extend or renew the Agreement or Employee’s employment. Unless the parties otherwise agree in writing, Employee’s employment by Employer shall terminate upon any termination or expiration of the Agreement.

5. Compensation. As the total consideration for Employee’s services rendered under the Agreement, Employer shall pay or provide Employee the following compensation and benefits:

5.1. Salary. Employee shall initially be entitled to receive sign-on bonus of $50,000 and an annual base salary during the Term of Three Hundred and Seventy Five Thousand Dollars ($375,000) (hereinafter the “Base Salary”) payable in accordance with the usual payroll period of Employer, as established from time to time.

5.2 Discretionary Bonus. Employee shall be eligible to receive a target performance bonus of 25% of base salary, the determination of the amount of any annual performance bonus earned by Employee to be made by the Board upon the recommendation of the Compensation Committee of the Board and its sole discretion.

5.3 Stock Option. On the Effective Date, the Company shall grant Employee a stock option (“Option”) under the Company’s Amended and Restated 2007 Incentive Plan (the “Plan”) to purchase One Hundred Fifty Thousand (150,000) shares of the Company’s common stock. Except as provided in Section 6.2 of the Agreement, the Option shall vest in equal quarterly installments over 3 years beginning on the first quarterly anniversary of the Effective Date, provided, in each case, that Employee remains in the continuous employ of Employer through such quarterly anniversary date. The Option shall (a) be exercisable at an exercise price per share equal to the closing market price of the Company’s common stock on the date of the grant, (b) have a term of ten years, and (c) be on such other terms as shall be determined by the Board (or the Compensation Committee of the Board) and set forth in a customary form of stock option agreement under the Plan evidencing the Option.

5.4. Expense Reimbursement. Employer shall reimburse Employee for reasonable business expenses incurred by Employee in connection with the performance of Employee’s duties in accordance with Employer’s usual practices and policies in effect from time to time. Employer will reimburse reasonable and customary expenses for the Employee to maintain her home office. Any reimbursements hereunder shall be paid to Employee promptly in a lump sum in accordance with such expense reimbursement policies and procedures then in effect.

5.5. Vacation. Employee will be entitled to four weeks of paid “time off” (vacation days plus sick time/personal time) for each full calendar year in accordance with the Company’s policies from time to time in effect, in addition to holidays observed by the Company (for partial calendar years, the Employee’s paid “time off” will be pro-rated). Paid time off may be taken at such times and intervals as the Employee shall determine, subject to the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time. The number of paid “time off” days will accrue per pay period and will stop accruing once 20 days have been reached.

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5.6. Employee Benefits. The Company shall provide Employee and her dependents with coverage under all medical, dental and/or vision plans and other benefit programs available to the Company’s executives and their dependents, to the extent Employee and her dependents satisfy the applicable eligibility requirements, and the Company shall pay, directly or indirectly, the monthly and annual premiums associated with any such medical plans to the same extent the Company pays such premiums for other executives of the Company. Employee shall be eligible to participate in any medical insurance and other employee benefits made available by Employer to all senior executives and/or all of employees of Employer under Employer’s plans and employment policies in effect during the Term. Employee acknowledges and agrees that, any such plans or policies now or hereafter in effect may be modified or terminated by Employer at any time in its discretion.

5.7. Payroll Taxes. Employer shall have the right to deduct from the compensation and benefits due to Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state, or local tax or charge which may be in effect or hereafter enacted or required as a charge on the compensation or benefits of Employee.

6. Termination. The Agreement and Employee’s employment may be terminated as set forth in the Section 6.

6.1. Termination by Employer for Cause; Termination by Employee. Employer may terminate Employee’s employment hereunder for Cause upon notice to Employee, and Employee may terminate her employment hereunder, for any reason or no reason, upon notice to Employer. Cause for the purpose of the Agreement shall mean any of the following:

(a) Employee’s breach of any material term of the Agreement including its Exhibits; provided that the first occasion of any particular breach shall not constitute Cause unless Employee shall have previously received written notice from Employer stating the nature of such breach and affording Employee at least ten (10) days to correct such breach;

(b) Employee’s conviction of, or plea of guilty or nolo contendere to, any felony or other crime of moral turpitude;

(c) Employee’s act of fraud or dishonesty injurious to Employer or its reputation;

(d) Employee’s continual failure or refusal to perform her material duties as required under the Agreement after written notice from Employer stating the nature of such failure or refusal and affording Employee at least ten days to correct the same;

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(e) Employee’s act or omission that, in the reasonable determination of Employer’s Board (or a Committee of the Board), indicates alcohol or drug abuse by Employee; or

(f) Employee’s act or personal conduct that, in the judgment of the Board (or a Committee of the Board), gives rise to a material risk of liability of Employee or Employer under federal or applicable state law for discrimination, or sexual or other forms of harassment, or other similar liabilities to subordinate employees.

Upon termination of Employee’s employment by Employer for Cause or by Employee for any reason, all compensation and benefits to Employee hereunder shall cease except that Employee shall be entitled to payment, not later than three days after the date of termination, of (i) any accrued but unpaid salary and unused vacation time (only as accrued during the then-current year of employment), and (ii) reimbursement of business expenses accrued but unpaid as of the date of termination. In addition, Employer’s indemnification obligations shall remain in effect in accordance with the terms thereof.

6.2. Termination by Employer without Cause. Employer may also terminate Employee’s employment without Cause during the Term; provided, however, that Employer shall remain obligated to continue paying Employee’s Base Salary for six (6) months. Upon any termination pursuant to the paragraph, Employee shall, not later than three days after the date of termination, be entitled to payment of any unused vacation time (only as accrued as of the date of such termination and in accordance with applicable law) and reimbursement of business expenses accrued but unpaid as of the date of termination.

Change of Control – If in the change of control of the company, the compensation, benefits, title, or duties of the Employee under the agreement are reduced, or the Employee must relocate more then 50 miles from her current residence, the Employee is considered Terminated without Cause, with all of the benefits and payments due Employee as detailed in Section 6.2 of the Employment Agreement.

7. Equitable Remedies; Injunctive Relief. Employee hereby acknowledges and agrees that monetary damages are inadequate to fully compensate Employer for the damages that would result from a breach or threatened breach of the Confidentiality Agreement and, accordingly, that Employer shall be entitled to equitable remedies, including, without limitation, specific performance, temporary restraining orders, and preliminary injunctions and permanent injunctions, to enforce such Section without the necessity of proving actual damages in connection therewith. The provision shall not, however, diminish Employer’s right to claim and recover damages or enforce any other of its legal or equitable rights or defenses.

8. Indemnification. Employer and Employee acknowledge that, as the Chief Medical Officer, Employee shall be a corporate officer of Employer and, as such, Employee shall be entitled to indemnification to the full extent mandated by Employer to its officers, directors and agents under the Employer’s Certificate of Incorporation and Bylaws as in effect as of the date of the Agreement.

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9. Severable Provisions. The provisions of the Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

10. Successors and Assigns. The Agreement shall inure to the benefit of and shall be binding upon and enforceable by Employer, its successors and assigns and Employee and her heirs and representatives; provided, however, that neither party may assign the Agreement without the prior written consent of the other party. Employer will cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer to assume expressly and agree to perform the Agreement in the same manner and to the same extent that Employer would have been required to perform it.

11. Entire Agreement. The Agreement, including the Confidentiality Agreement, contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of the Agreement that are not set forth otherwise therein or herein. Except as expressly provided herein, the Agreement (including the Confidentiality Agreement) supersedes any and all prior or contemporaneous agreements, written or oral, between Employee and Employer relating to the subject matter hereof. Employee acknowledges that all compensation and other obligations owed to Employee by Apthera pursuant to the Prior Agreement have been fully and finally paid and satisfied as of the Effective Date.

12. Amendment. No modification of the Agreement shall be valid unless made in writing, approved by the Employer’s Board (or a committee of the Board) and signed by the parties hereto and unless such writing is made by an executive officer of Employer (other than Employee). The parties hereto agree that in no event shall an oral modification of the Agreement be enforceable or valid.

13. Governing Law; Arbitration. The Agreement is and shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the choice-of-law rules of Delaware. Except to the extent a remedy is sought as described in Section 7, above, any dispute arising out of, or relating to, the Agreement or the breach thereof, or regarding the interpretation thereof, shall be exclusively decided by binding arbitration conducted in Portland, Oregon in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect before a single arbitrator appointed in accordance with such rules. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. Each of the parties agrees that service of process in such arbitration proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in Section 14 below. The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the arbitrator. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

14. Notice. All notices and other communications under the Agreement shall be in writing and mailed, electronically mailed, telecopied (in case of notice to Employer only) or

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delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to the provision):

If to Employer:

Galena Biopharma, Inc.

Attn: Chief Executive Officer

310 N. State Street, Suite 208

Lake Oswego, OR 97034

Phone: 503-961-4466

Email: mahn@galenabiopharma.com

If to Employee:

Through company e-mail or company regular mail box if employed by Company or if not employed:

Rosemary Mazanet, MD, PhD

24 Daffodil Lane

Cos Cob, CT 06807

Email: rmazanet@galenabiopharma.com

15. Survival. Sections 7 through 16 shall survive the expiration or termination of the Agreement.

16. Counterparts. The Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

18. Attorney’s Fees. In any action or proceeding to construe or enforce any provision of the Agreement the prevailing party shall be entitled to recover its or her reasonable attorneys’ fees and other costs of suit in addition to any other recoveries.

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IN WITNESS WHEREOF, the Agreement is executed as of the day and year first above written.

EMPLOYER

Galena Biopharma, Inc.

By:	/s/ Mark J. Ahn
Name:	Mark J. Ahn, Ph.D.
Its:	President & Chief Executive Officer

EMPLOYEE

/s/ Rosemary Mazanet
Rosemary Mazanet, M.D., Ph.D

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Exhibit 1

Galena Biopharma, Inc.

EMPLOYEE CONFIDENTIALITY, NON-COMPETITION, AND PROPRIETARY INFORMATION AGREEMENT

AGREEMENT, effective as of April 18, 2012, between Galena Biopharma, Inc., a Delaware corporation (the “Company”), and Rosemary Mazanet, M.D., Ph.D. (the “Employee”).

1. Employee will make full and prompt disclosure to the Company of all inventions, improvements, modifications, discoveries, methods, technologies, biological materials, and developments, and all other materials, items, techniques, and ideas related directly or indirectly to the business of the Company, whether patentable or not, made or conceived by Employee or under Employee’s direction during Employee’s employment with the Company, whether or not made or conceived during normal working hours, or on the premises of the Company (all of which are collectively termed “Intellectual Property” hereinafter).

2. Employee agrees that all Intellectual Property, as defined above, shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith. Employee hereby assigns to the Company any rights Employee may have or acquire in all Intellectual Property and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefore, in the United States and elsewhere. Employee further agrees that with regard to all future developments of Intellectual Property, Employee will assist the Company in every way that may be reasonably required by the Company (and at the Company’s expense) to obtain and, from time to time, enforce patents on Intellectual Property in any and all countries that the Company may require, and to that end, Employee will execute all documents reasonably necessary for use in applying for and obtaining such patents thereon and enforcing the same, as the Company may desire, together with any assignment thereof to the Company or persons designated by the Company, and Employee hereby appoints the Company as Employee’s attorney to execute and deliver any such documents or assignments requested by the Company (but only for the purpose of executing and filing any such document). Employee’s obligation to assist the Company in obtaining and enforcing patents for Intellectual Property in any and all countries shall continue beyond the termination of Employee’s employment with the Company, but the Company shall compensate Employee at a reasonable, standard hourly rate following such termination for time directly spent by Employee at the Company’s request for such assistance.

3. Employee hereby represents that Employee has no continuing obligation to assign to any former employer or any other person, corporation, institution, or firm any Intellectual Property as described above. Employee represents that Employee’s performance of all the terms of the Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by Employee, in confidence or in trust, prior to Employee’s employment by the Company. Employee has not entered into, and Employee agrees not to enter into, any agreement (either written or oral), which would put Employee in conflict with the Agreement.

Exhibit 1
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4. Employee agrees to assign to the Company any and all copyrights and reproduction rights to any material prepared by Employee in connection with the Agreement and/or developed by Employee during Employee’s employment with the Company that are related directly or indirectly to the business of the Company.

5. Employee understands and agrees that a condition of Employee’s employment and continued employment with the Company is that Employee has not brought and will not bring to the Company or use in the performance of Employee’s duties at the Company any materials or documents rightfully belonging to a former employer which are not generally available to the public.

6. Employee recognizes that the services to be performed by Employee hereunder are special, unique, and extraordinary and that, by reason of Employee’s employment with the Company, Employee may acquire Confidential Information (as hereinafter defined) concerning the operation of the Company, the use or disclosure of which would cause the Company substantial loss and damage which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Employee agrees that Employee will not (directly or indirectly) at any time, whether during or for a period of seven (7) years after Employee’s employment with the Company:

(i) knowingly use for personal benefit or for any other reason not authorized by the Company any Confidential Information that Employee may acquire or has acquired by reason of Employee’s employment with the Company, or;

(ii) disclose any such Confidential Information to any person or entity except (A) in the performance of Employee obligations to the Company hereunder, (B) as required by a court of competent jurisdiction, (C) in connection with the enforcement of Employee rights under the Agreement, or (D) with the prior consent of the Board of Directors of the Company.

As used herein, “Confidential Information” includes proprietary and confidential information with respect to the facilities and methods of the Company, reagents, chemical compounds, cell lines or subcellular constituents, organisms, or other biological materials, trade secrets, and other Intellectual Property, systems, patent applications, procedures, manuals, confidential reports, financial information, business plans, prospects, or opportunities, personnel information, or lists of customers and suppliers which are generally known only to the Company provided, however, that Confidential Information shall not include any information that is known or becomes generally known or available publicly other than as a result of disclosure by Employee which is not permitted as described in clause (ii) above, or the Company discloses same to others without obtaining an agreement of confidentiality.

Employee confirms that all Confidential Information is the exclusive property of the Company. All business records, papers, documents and electronic materials kept or made by Employee relating to the business of the Company which comprise Confidential Information shall be and remain the property of the Company during the Employee’s employment and at all times thereafter. Upon the termination, for any reason, of Employee’s employment with the Company, or upon the request of the Company at any time, Employee shall deliver to the

Exhibit 1
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Company, and shall retain no copies of any written or electronic materials, records and documents made by Employee or coming into Employee’s possession concerning the business or affairs of the Company and which comprise Confidential Information.

7. During the term of Employee’s employment with the Company and for one (1) year thereafter (the “Restricted Period”), the Employee shall not directly or indirectly, for Employee’s own account or for the account of others, as an officer, director, stockholder (other than as the holder of less than 1% of the outstanding stock of any publicly traded company), owner, partner, employee, promoter, consultant, manager or otherwise participate in the promotion, financing, ownership, operation, or management of, or assist in or carry on through proprietorship, a corporation, partnership, or other form of business entity which is in competition with the Company in the field of the development of pharmaceutical vaccine products or vaccine product candidates for the treatment of HER2-positive breast cancer (the “Company Business”) within the United States or any other country in which the Company is conducting or is actively seeking or planning to conduct the Company Business as of the date of such termination. Notwithstanding the foregoing, except as otherwise agreed to in writing, Employee shall have the right to perform such incidental services as are necessary in connection with (a) her private passive investments, (b) her charitable or community activities, (c) her participation in trade or professional organizations, and (d) her service on the board of directors (or comparable body) of one third-party corporate entity that does not compete with the Company Business.

During the Restricted Period, the Employee shall not, whether for Employee’s own account or for the account of any other person (excluding the Company):

(i)	solicit or contact in an effort to do business with any person who was or is a customer of the Company during the Restricted Period, or any affiliate of any such person, if such solicitation or contact is for the purpose of competition in the field of cancer vaccines for HER2 positive breast cancer with the Company; or

(ii)	solicit or induce any of the Company’s employees to leave their employment with the Company or accept employment with anyone else, or hire any such employees or persons who were employed by the Company during the Restricted Period.

Nothing herein shall prohibit or preclude the Employee from performing any other types of services that are not precluded by the Section 7 for any other person.

The Employee shall give prompt notice to the Company of the Employee’s acceptance of employment or other fees for services relationship in the field of cancer vaccines for HER2 positive breast cancer during the Restricted Period, which notice shall include the name of, the business of, and the position that Employee shall hold with such other entity.

8. In the event that Employee’s employment is transferred by the Company to a subsidiary, affiliated company, or acquiring company (as the case may be), Employee’s employment by such company will, for the purpose of the Confidentiality, Non-Competition, and Proprietary Information Agreement, be considered as continued employment with the Company, unless Employee executes an agreement, substantially similar in substance to the Agreement, and

Exhibit 1
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until the effective date of said agreement in any such company for which Employee becomes employed. It is further agreed that changes in Employee’s position or title or location unless expressly agreed to in writing will operate to terminate the Confidentiality, Non-Competition, and Proprietary Information Agreement without Cause.

9. Upon termination of Employee’s employment for any reason, unless such employment is transferred to a subsidiary, affiliated or acquiring company of the Company, Employee agrees to leave with, or return to, the Company all records, drawings, notebooks, and other documents pertaining to the Company’s Confidential Information, whether prepared by Employee or others, as well as any equipment, tools or other devices owned by the Company, that are then in Employee’s possession, however such items were obtained, and Employee agrees not to reproduce or otherwise retain any document or data relating thereto.

10. Employee obligations under the Agreement shall survive the termination of Employee’s employment with the Company for the respective periods specifically set forth herein regardless of the manner of, and reason for, such termination, and shall be binding upon Employee’s heirs, executors, and administrators.

11. Employee understands and agrees that no license to any of the Company’s trademarks, patents, copyrights or other proprietary rights is either granted or implied by Employee’s access to and utilization of the Confidential Information or Intellectual Property.

12. No delay or omission by the Company in exercising any right under the Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

13. Employee agrees that in addition to any other rights and remedies available to the Company for any breach or threatened breach by Employee of Employee’s obligations hereunder, the Company shall be entitled to enforcement of Employee’s obligations hereunder by whatever means are at the Company’s disposal, including court injunction.

14. The Company may assign the Agreement to any other corporation or entity which acquires (whether by purchase, merger, consolidation or otherwise) all or substantially all of the business and/or assets of the Company. In the case of a change of control of the Company in which the compensation, title, duties are reduced, or requires the Employee to relocate more than 50 miles from her then current residence, the Employee is considered Terminated without Cause, with all of the benefits and payments due Employee under Section 6.2 of the Employee Agreement. Employee shall have no rights of assignment.

15. If any provision of the Agreement shall be declared invalid, illegal, or unenforceable, then such provision shall be enforceable to the extent that a court deems it reasonable to enforce such provision. If such provision shall be unreasonable to enforce to any extent, such provision shall be severed and all remaining provisions shall continue in full force and effect.

16. The Agreement shall be effective as of the date first written above.

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17. The Agreement shall be governed in all respects by the laws of the State of Delaware, without regard to principles of conflicts of law.

[Signature Page Follows]

Exhibit 1
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IN WITNESS WHEREOF, Employee has executed the Agreement as of the date set forth above:

BY:	/s/ Rosemary Mazanet

Name of Employee:	Rosemary Mazanet, M.D., Ph.D.

ACCEPTED AND AGREED TO:
Galena Biopharma, Inc.

BY:	/s/ Mark J. Ahn
Name:	Mark J. Ahn, Ph.D.
Title:	President & Chief Executive Officer

Exhibit 1
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